Exhibit 10.1

KILROY REALTY CORPORATION
2006 INCENTIVE AWARD PLAN RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE
Pursuant to this Restricted Stock Unit Agreement dated April 4, 2013 (including Appendix A hereto, the “Agreement”), Kilroy Realty Corporation (the “Company”) hereby grants to Jeffrey C. Hawken (the “Participant”) the following award of Restricted Stock Units (“RSUs”) pursuant and subject to the terms and conditions of this Agreement and the Company's 2006 Incentive Award Plan, as amended (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference. Each RSU is hereby granted in tandem with a corresponding Dividend Equivalent, as further described in Section 3 below. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement shall have the meanings provided in the Plan. Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Number of RSUs:	19,084

Grant Date:	April 4, 2013 (the “Grant Date”)
Vesting of RSUs: The RSUs shall be divided for vesting purposes into two (2) fifty-percent (50%) components, the “Time-Vest RSUs” (rounded down to the nearest whole RSU) and the “Performance-Vest RSUs” (rounded up to the nearest whole RSU) which shall vest and become nonforfeitable, as follows:
(i)      Time-Vest RSUs. The Time-Vest RSUs shall vest in substantially equal installments (rounded down to the nearest whole RSU until the last installment) on December 31 of each Performance Year, subject to and conditioned upon the Participant's continued service as an Employee through the applicable Vesting Date;
(ii)     Performance-Vest RSUs. The Performance-Vest RSUs shall vest as to one-sixth (1/6th) of such RSUs per Performance Year (rounded down to the nearest whole RSU until the last Performance Year) if, with respect to the applicable Performance Year, the Company achieves either (A) the Annualized TSR Goal for such Performance Year or (B) the Relative Performance Goal, in either case, subject to and conditioned upon the Participant's continued service as an Employee through the applicable Vesting Date associated with such performance goal; provided, that any Performance RSUs which do not vest in respect of a given Performance Year prior to 2018 shall remain outstanding and eligible to vest in any subsequent Performance Year during the Performance Period, and shall vest in a subsequent Performance Year if the Company achieves the Cumulative TSR Goal for such subsequent Performance Year, subject to and conditioned upon the Participant's continued service as an Employee through the applicable Vesting Date associated with such performance goal; and

(iii)    Accelerated Vesting in Connection With Qualifying Terminations. Notwithstanding the foregoing or anything contained herein to the contrary, and subject to the execution and delivery of a general release in accordance with the terms and conditions set forth in Section 11(f) of the Employment Agreement, the RSUs shall be subject to accelerated vesting as provided in the Employment Agreement.
Certain Definitions: For purposes of this Agreement, the following terms shall have the meanings specified below:
“Annualized Aggregate Market Capitalization” means, as of any given date, an amount equal to the sum of (i) the aggregate Per Share Market Capitalization determined for all shares of Stock that are or were outstanding during the Performance Year for which such calculation is being performed, plus (ii) the sum of all dividends declared by the Company with respect to the Stock during the Performance Year for which such calculation is being performed.
“Annualized TSR Goal” means, with respect to any Performance Year, the attainment of Annualized Aggregate Market Capitalization over any five (5) consecutive trading days during November or December of such Performance Year that exceeds the Annualized TSR Threshold at all times over the same five (5) consecutive trading days.
“Annualized TSR Threshold” means, as of any given date, the sum of the Per Share Annualized TSR Threshold through such date for all shares of Stock that are or were outstanding during the Performance Year for which such calculation is being performed.
“Cumulative Aggregate Market Capitalization” means, as of any given date, an amount equal to the sum of (i) the aggregate Per Share Market Capitalization determined for all shares of Stock that are or were outstanding during the Performance Period through such date, plus (ii) the sum of all dividends declared by the Company with respect to the Stock during the period beginning on (and including) the Grant Date and ending on (and including) such date.
“Cumulative TSR Goal” means, with respect to any Performance Year, the attainment of Cumulative Aggregate Market Capitalization over any five (5) consecutive trading days during November or December of such Performance Year that exceeds the Cumulative TSR Threshold at all times over the same five (5) consecutive trading days.
“Cumulative TSR Threshold” means, as of any given date, the sum of the Per Share Cumulative TSR Threshold determined for all shares of Stock that are or were outstanding during the Performance Period through such date.
“Employment Agreement” means that certain employment agreement by and between the Company and the Participant, as amended and restated effective January 1, 2013.
“Per Share Annualized Baseline Capitalization Value” means, (i) with respect to each share of Stock that is issued and outstanding as of the first day of the Performance Year with respect to which such calculation is being made, the Stock's trailing ten (10) trading-day average market closing price for the period ending on December 31 immediately prior to the first day of such Performance Year, or (ii) with respect to each share of Stock that is first issued or sold and becomes outstanding during such Performance Year (if any), the Fair Market Value of the Stock on the date on which such share of Stock is issued or sold and becomes outstanding.
“Per Share Annualized TSR Threshold” means, as of any given date, with respect to each share of Stock that is or was outstanding during a Performance Year, an amount equal to the product obtained by multiplying (i) the Per Share Annualized Baseline Capitalization Value for such share of Stock, times (ii) a percentage equal to the sum of (A) 100 plus (B) the product of 7.5 times (X/Y), where “X” equals the number of days in the relevant Performance Year (including the date of measurement) during which such share of Stock has been (or was, as applicable), outstanding, and “Y” equals the number of days in such Performance Year.
“Per Share Cumulative Baseline Capitalization Value” means (i) with respect to each share of Stock that is issued and outstanding as of January 1, 2013, the Stock's trailing ten (10) trading-day average market closing price for the period ending on December 31, 2012, or (ii) with respect to each share of Stock that is first issued or sold and becomes outstanding during the Performance Period (if any), the Fair Market Value of the Stock on the date on which such share of Stock is issued or sold and becomes outstanding.
“Per Share Cumulative TSR Threshold” means, as of any given date, with respect to each share of Stock that is or was outstanding during the Performance Period, an amount equal to the product obtained by multiplying (i) the Per Share Cumulative Baseline Capitalization Value for such share of Stock, times (ii) a percentage equal to the sum of (A) 100 plus (B) the product of 45.0 times (X/ 2,191), where “X” equals the number of days in the Performance Period (including the date of measurement) during which such share of Stock has been (or was, as applicable), outstanding.
“Per Share Market Capitalization” means, as of any given date: (i) with respect to each share of Stock outstanding on such date, the Stock's trailing ten (10) trading-day average market closing price ending on such date, or (ii) with respect to each share of Stock that was repurchased or redeemed by the Company and which ceased to be outstanding during the Performance Period (and prior to such date), the price per share of Stock at which such share of Stock was repurchased or redeemed by the Company, provided, that for purposes of calculating Annualized Aggregate Market Capitalization as of any date, any shares of Stock that were not outstanding at any point during the Performance Year with respect to which Per Share Annualized TSR Threshold is being calculated will be disregarded.
“Performance Period” means the period commencing on January 1, 2013 and ending on December 31, 2018.
“Performance Year” means each of calendar years 2013 through 2018.
“Qualifying Termination” means that the Participant's service as an Employee is terminated by the Company without Cause, by the Participant for Good Reason or due to the Participant's death or Disability (each capitalized termination trigger as defined in the Employment Agreement).
“Relative Performance Goal” means, with respect to a Performance Year, that the Company's total shareholder return exceeds the total shareholder return for the SNL U.S. REIT Office Index (or any successor or replacement index thereto or therefor or, in the event there is no successor or replacement index to the SNL U.S. REIT Office Index, the Bloomberg REIT Office Property Index) during such Performance Year, calculated in a manner consistent with the annual total shareholder return calculations under the SNL U.S. REIT Office Index (or any successor or replacement index or, in the event there is no successor or replacement index to the SNL U.S. REIT Office Index, the Bloomberg REIT Office Property Index).
“Vesting Date” means (i) with respect to Time-Vest RSUs, the December 31 of the applicable Performance Year, (ii) with respect to Performance-Vest RSUs, the first date on which the Committee determines that one or more performance vesting conditions applicable to such RSUs have been achieved by the Company, and (iii) with respect to all RSUs, any date on which accelerated vesting occurs with respect to such RSUs under the Employment Agreement.

Payment of RSUs: Vested RSUs shall be paid to the Participant in the form of shares of Stock as set forth in Section 6 of Appendix A attached hereto.
Termination of RSUs/Dividend Equivalents: In the event that the Participant terminates as an Employee for any reason prior to the applicable Vesting Date, all RSUs that have not vested as of the date of such termination (after taking into consideration any accelerated vesting that may apply, if any) and all unpaid Dividend Equivalents associated with such RSUs shall thereupon automatically be forfeited by the Participant as of such date of termination without payment of any consideration therefor.
The Participant's signature below indicates the Participant's agreement with and understanding that this Award is subject to all of the terms and conditions contained in the Plan and in this Agreement (including Appendix A), and that, in the event that there are any inconsistencies between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. If the Participant is married, his or her spouse has signed the Consent of Spouse attached to this Agreement as Exhibit A. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 7 below by (a) withholding Stock otherwise issuable to the Participant upon vesting of the RSUs, (b) instructing a broker on the Participant's behalf to sell Stock otherwise issuable to the Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (c) using any other method permitted by Section 7 below or the Plan. THE PARTICIPANT FURTHER ACKNOWLEDGES THAT THE PARTICIPANT HAS READ AND UNDERSTANDS THE PLAN AND THIS AGREEMENT, INCLUDING APPENDIX A HERETO, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT OF RSUs AND DIVIDEND EQUIVALENTS.
KILROY REALTY CORPORATION        PARTICIPANT

/s/                            /s/

By: Tyler H. Rose,	Jeffrey C. Hawken
Executive Vice President,
Chief Financial Officer and Secretary

/s/
By: Joseph E. Magri,
Vice President, Corporate Counsel

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENTS
1.Grant. The Company hereby grants to the Participant, as of the Grant Date, an aggregate Award of 19,084 RSUs and corresponding Dividend Equivalents, subject to the terms and conditions contained in this Agreement and the Plan.
2.RSUs. Each RSU that vests on an applicable Vesting Date shall represent the right to receive payment, in accordance with Section 6 below, of one share of Stock. Unless and until an RSU vests, the Participant will have no right to payment in respect of any such RSU. Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Dividend Equivalents. Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent that shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent corresponds, or (b) the delivery to the Participant of the shares of Stock underlying the RSU to which such Dividend Equivalent corresponds. The Participant shall not be entitled to any payment under a Dividend Equivalent with respect to any dividend with a record date that occurs prior to the Grant Date or after the termination of such RSU for any reason, whether due to payment, forfeiture of the RSU or otherwise. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.
(a)    Time-Vest RSUs. Each Dividend Equivalent linked to a Time-Vest RSU shall represent the right to receive the cash value of any cash dividend(s) that the Participant would have received in respect of the share of Stock underlying the RSU to which such Dividend Equivalent is linked, had such share of Stock been outstanding on the applicable dividend record date. Any amounts payable in respect of Dividend Equivalents linked to Time-Vest RSUs shall be paid in cash or cash equivalents as and when the cash dividends in respect of which such Dividend Equivalent payments arise are paid to holders of Common Stock, without regard to the vested status of the underlying Time-Vest RSUs.
(b)    Performance-Vest RSUs. With respect to Performance-Vest RSUs, Dividend Equivalent payments shall be paid in cash or Stock (i) only with respect to that number of shares of Stock underlying Performance-Vest RSUs that vest in accordance herewith, (ii) with a value determined as if such shares of Stock underlying vested Performance-Vest RSUs (A) had been outstanding for the same portion of the Performance Period during which related Performance-Vest RSUs were outstanding, and (B) had received all dividend payments over such period in notional shares of Stock equal in value to the dividends declared over such period divided by the Fair Market Value on the applicable dividend declaration date (rounded to the nearest whole share of Stock), and (iii) at such time as payment is made with respect to the RSU to which such Dividend Equivalent is linked. To the extent any Dividend Equivalents paid pursuant to this Section 3(b) are paid in cash, such notional shares of Stock shall be converted to a cash value based on the Fair Market Value on the day prior the date of payment of the RSU to which such Dividend Equivalent is linked. If the Performance-

Vest RSU linked to a Dividend Equivalent fails to vest and is forfeited for any reason, then (x) the linked Dividend Equivalent shall be forfeited as well, (y) any amounts otherwise payable in respect of such Dividend Equivalent shall be forfeited without payment, and (z) the Company shall have no obligations in respect of such Dividend Equivalent.
4.Vesting and Forfeiture. The RSUs (and, with respect to Performance-Vest RSUs, their corresponding Dividend Equivalents) shall vest in accordance with the vesting schedule provided in the Grant Notice to which this Appendix is attached.
5.Termination of RSUs and Dividend Equivalents. Upon the Participant's termination as an Employee, all RSUs that have not vested as of such termination (taking into consideration any vesting that may occur in connection with such termination) and all corresponding Dividend Equivalents shall automatically be forfeited and canceled without payment of consideration therefor. In addition, to the extent that any unvested Performance-Vest RSUs become ineligible to vest based on the Company's 2018 performance, such Performance-Vest RSUs and their corresponding Dividend Equivalents shall automatically be forfeited upon the Company's determination of the applicable 2018 performance results.
6.Payment of RSUs. As soon as administratively practicable following the vesting of any RSUs on an applicable Vesting Date in accordance with Section 4 above, but in no event later than thirty (30) days after the applicable Vesting Date, the Company shall deliver to the Participant (or any transferee permitted under Section 9 below) a number of shares of Stock (either by delivering one or more certificates for such shares of Stock or by entering such shares of Stock in book entry form, as determined by the Committee in its sole discretion) equal to the number of RSUs that vest on the applicable Vesting Date, unless such RSUs terminate prior to the given vesting date pursuant to Section 5 above. Notwithstanding the foregoing, in the event shares of Stock cannot be issued pursuant to Section 10.5 of the Plan or are delayed under Section 10 below, the shares of Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Committee determines that shares of Stock can again be issued in accordance with such Section. In no event shall any such delay in the issuance of shares of Stock impact the payment timing applicable to Dividend Equivalents payable in cash.
7.Tax Withholding. The Company shall have the authority and the right to deduct, withhold or require a Participant or Beneficiary to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the RSUs and/or the Dividend Equivalents. To the extent that such obligations arise at the time that the RSUs are paid to the Participant in shares of Stock, the Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow the Participant to elect to have the Company withhold shares of Stock otherwise issuable under this Agreement (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld, provided, that the number of shares of Stock which may be so withheld (or returned) with respect to a taxable event arising in connection with the RSUs and/or the Dividend Equivalents shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.
8.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the

Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.
9.Non-Transferability. Neither the RSUs, the Dividend Equivalents nor any interest or right therein or part thereof shall be transferred, assigned, pledged or hypothecated by the Participant in any way in favor of any party other than the Company or the TRS, the Partnership or any Subsidiary (each, an “Affiliate”) (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Participant to any party other than the Company or a Affiliate, other than by the laws of descent and distribution. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Agreement to single or multiple assignees and this Agreement shall inure to the benefit of the successors and assigns of the Company.
10.Distribution of Stock. The Company shall not be required to record any shares of Stock in the name of the Participant in the books and records of the Company's transfer agent, and the Company shall not be required to issue or deliver any certificate or certificates for any shares of Stock prior to the fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which the Company's common stock is then listed, (b) the completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, and (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable. In the event that the Company delays a distribution or payment in settlement of RSUs because it determines that the issuance of shares of Stock in settlement of such RSUs will violate Federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). No payment shall be delayed under this Section 10 if such delay will result in a violation of Section 409A of the Code.
11.No Right to Continued Service. Nothing in the Plan, the Program or in this Agreement shall confer upon the Participant any right to continue as an Employee, Consultant, member of the Board, or other service provider of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause (as defined in the Employment Agreement), except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.
12.Severablility. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.

13.Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences in connection with the RSUs and Dividend Equivalents granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the RSUs and the Dividend Equivalents and that the Participant is not relying on the Company for tax advice.
14.Amendment. This Agreement may only be amended, modified or terminated by a writing executed by the Participant and by a duly authorized representative of the Company.
15.Adjustments. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Section 11 of the Plan.
16.Relationship to other Benefits. Neither the RSUs, the Dividend Equivalents, nor payment in respect of the foregoing shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate.
17.Code Section 409A. To the extent that the Committee determines that any RSUs and/or Dividend Equivalents may not be compliant with or exempt from Code Section 409A, the Committee may amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) comply with the requirements of Code Section 409A and/or (b) exempt the RSUs and/or the Dividend Equivalents from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A.
18.Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
19.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as any applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs and Dividend Equivalents are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
21.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and Dividend Equivalents, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

22.Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
23.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be subject to the provisions of Section 12(c) of the Employment Agreement.

EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE
CONSENT OF SPOUSE
I, ____________________, spouse of Jeffrey C. Hawken, have read and approve the foregoing Agreement. In consideration of issuing to my spouse the Restricted Stock Units and Dividend Equivalents set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement and any Restricted Stock Units, Dividend Equivalents, shares of Kilroy Realty Corporation or cash issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: _______________, _____	_____________________________________
Signature of Spouse